Exhibit 10.8
2610 Augustine Drive
Santa Clara, CA 95054
May 6, 2003
Rajiv Khemani
Re: Offer of Employment
Dear Rajiv:
     We are pleased to offer you the position of Vice President, Marketing reporting to Syed Ali, President & CEO, Cavium Networks (“Company”). You will receive an annual base salary of $180,000, less all applicable deductions and withholdings, paid on a bi-weekly basis in accordance with the company’s payroll cycle. As a regular employee of Cavium Networks, you will be eligible to participate in a number of benefits available to company employees, including medical, dental, disability and life insurance. We also offer a 401(k) Plan. You will begin accruing, upon your start date, vacation at a rate of two weeks per year and sick leave at a rate of 1 week per year.
     We will recommend to the Board of Directors that you be granted an option to purchase 475,000 shares of Cavium Common Stock as soon as practicable subject to vesting over 4 years. Such an option would vest according to the conditions and restrictions of Cavium Networks 2001 Stock Option Plan (the “Plan”) and your individual Stock Option Agreement. In this case, the option (i) is subject to approval by the Board of Directors, (ii) would have a per share exercise price equal to the per-share fair market value of the common stock on the date of such grant, as determined by the Board of Directors, (iv) would permit you to pay the exercise price by delivering a full recourse promissory note bearing a market rate of interest that obligates you to pay the Company the aggregate exercise price for such options exercised, and (iv) would, be subject to your completing a Stock Option Agreement which, along with the Plan, would set out additional details of the grant.
     Notwithstanding the contents of rest of this offer letter and the Cavium Stock Option Plan, if either you or the Company choose to terminate employment, with or without cause, during the first 6 months of your employment, the Company will provide you severance pay equal to 2 months salary and will vest 1/8th (one-eighth) of the total options granted to you. If either you or the Company choose to terminate employment, with or without cause, during months 7 through 12 of your employment, the Company will provide you severance pay equal to 1 month’s salary.
     Your employment pursuant to this offer is contingent on you executing the Company’s Proprietary Information and Inventions Agreement. You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (“IRCA”). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.
     Cavium Networks is an “at-will” employer. That means that both employees and the Company have the right to terminate employment at any time, with or without advance notice,

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May 6,2003

and with or without cause. No one other than an officer of the company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the company and by the affected employee. This letter constitutes the complete agreement concerning your employment with Cavium Networks and supersedes all prior and contemporaneous agreements and representations.
     If you accept this offer of employment, please return a signed copy of this letter to me. This offer, if not accepted, will expire on May 15th, 2003.
     We very much look forward to your joining Cavium Networks. We are confident that your contributions will be significant and will in turn be greatly appreciated. Please feel free to call me at (408) 205-7869
Sincerely,
/s/ Syed Ali
Syed Ali
President & CEO
Cavium Networks
I accept this offer.

/s/ Rajiv Khemani	I will start on	June 9, 2003

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